Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of December 13, 2016 (the “Effective Date”) among ACTIVE MIND (ABC), LLC, a California limited liability company (“Seller”), as assignee for the benefit of ACTIVE MIND TECHNOLOGY, INC., a Delaware Corporation (“Assignor”), and GAME YOUR GAME, INC., a Delaware corporation (“Buyer”).

RECITALS

A. WHEREAS, Assignor has transferred ownership of all its rights, title and interest in and to all of its tangible and intangible assets (“Assets”) to Seller, and in so doing has also designated Seller to act, pursuant to California law, as the assignee for the benefit of creditors of Assignor. The General Assignment, dated of December 13, 2016 and effective as of December 13, 2016 (“General Assignment”) between Assignor and Seller is attached hereto as Exhibit A.

B. WHEREAS, Buyer desire to purchase and Seller desires to sell to Buyer, on the terms and conditions set forth herein, those certain assets of Seller defined in Section 1 below.

C. WHEREAS, Seller and Buyer are entering into this Agreement following arms’ length negotiations conducted in good faith.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants, agreements, representations and warranties hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

AGREEMENT

1.	Sale/Purchased Assets.

1.1 Subject to the terms and conditions set forth herein and upon Seller’s receipt of the payment and consideration by Buyer as set forth below in Section 4.1, Seller hereby sells, conveys, assigns and transfers to Buyer all of Seller’s right, title and interest in and to certain of the Assets, as more fully listed on Exhibit 1.1 (the “Purchased Assets”).

1.2 The Purchased Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date on a “AS IS” and “WHERE IS” basis, with no representations or warranties other than those specifically set forth below, and subject to any and all existing pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements of any nature whatsoever (collectively, “Encumbrances”).

2.	Excluded Assets.

2.1 Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of the Excluded Assets and the Excluded Assets shall not be transferred to Buyer, but shall be retained by Seller. For purposes of this Agreement, “Excluded Assets” shall include the following items: (i) all cash, cash equivalents and uncashed checks received on or before the Closing Date (as defined below); (ii) any right that Seller has with respect to deposits, insurance refunds, tax refunds, claims for tax refunds and tax attributes arising prior to the Closing Date; (iii) any prepaid taxes of Seller or Assignor attributable to pre-Closing tax periods; (iv) to the extent the transfer contemplated herein is prohibited by any license or other agreement, any software or other licensed products that may be installed on or attached to the Purchased Assets delivered to Buyer; (v) except as set forth on Exhibit B, any and all rights, title and interest in any litigation, claims, causes of action whether known or unknown, asserted or unasserted, for any action, conduct, or omissions arising prior to the Closing Date; (vi) claims for preference or fraudulent conveyance recoveries under applicable law; (vii) corporate minute books, and other books and records that do not relate to the Purchased Assets; (viii) all existing insurance policies and any rights, claims or interests granted under those policies; and (ix) the Consideration and any other rights or obligations granted to the Seller under this Agreement.

3.	Assumed/Excluded Liabilities.

3.1 Buyer hereby agrees to assume only the liabilities arising after the Closing date with respect to the Purchased Assets in addition to the following liabilities (collectively, the “Assumed Liabilities”): None.

Except for the Assumed Liabilities or as otherwise expressly set forth in this Agreement, Buyer shall not assume and shall have no responsibility with respect to, any other liabilities, indebtedness or obligations of Seller or Assignor, known or unknown, absolute or contingent, accrued or unaccrued, whether due or to become due (the “Excluded Liabilities”).

4.	Consideration.

4.1 In consideration of the sale, conveyance, assignment, and transfer of the Purchased Assets and in full payment therefor, and after satisfaction of the conditions listed below, Buyer agrees to pay Seller an aggregate amount of eight hundred and seventy thousand four hundred and fifty dollars ($$870,450) (the “Purchase Price”). The Buyer shall pay the Purchase Price to Seller or its designees at the Closing by wire transfer or such other method as mutually agreed upon by the parties (the “Closing Payment”) as designated in Exhibit 4.1.

4.2 Buyer shall be solely responsible for the payment of any taxes, duties, or other governmental assessments in connection with the transaction which is the subject matter of this Agreement. Seller and Buyer will use their commercially reasonable efforts to minimize any taxes payable in connection with the assignment, transfer or conveyance of the Purchased Assets hereunder, including without limitation, the transfer via electronic transmission of all Purchased Assets capable of being so transmitted.

5.	Sale Process.

5.1 Buyer acknowledges that Seller has marketed and, notwithstanding the execution of this Agreement, will continue marketing the Assets in such manner as Seller in its sole discretion deems appropriate, and that the Assets are for sale and will be sold to the highest and best bidder submitted to Seller by December 13, 2016 (the “Bid Deadline”), unless otherwise agreed to by Seller in its sole discretion. In connection therewith, the Assets will be available for examination by other prospective buyers or interested parties prior to the Bid Deadline. In the event of any sale pursuant to this Section 5.1 of any of the Purchased Assets to any person other than Buyer, Buyer shall have the right to terminate this Agreement in accordance with Section 13.1(iv) below.

6.	Closing.

6.1 In the event that Buyer is the successful Buyer following the Bid Deadline, the consummation of the purchase and sale of the Purchased Assets by the Buyer (the “Closing”) shall take place at the offices of the Seller, 2735 Sand Hill Rd., Suite 205, Menlo Park, CA 94025 or at such other address designated by Buyer, no later than December 13, 2016, or such other date, place or time as may be agreed upon between the parties (the “Closing Date”).

6.2 Except as otherwise provided in this Section, upon Closing, (i) title to the Purchased Assets shall pass to Buyer, (ii) Seller shall make available to Buyer for Buyer’s possession the Purchased Assets as provided in Section 7.3, and (iii) Seller shall execute the following assignments, conveyances and/or bills of sale to convey to Buyer title to all of the Purchased Assets, subject to the Encumbrances, in accordance with Section 1.2 of this Agreement: (i) an assignment and bill of sale (the “Bill of Sale”), in the form attached hereto as Exhibit 6.2 (i), (ii) a patent assignment agreement (the “Patent Assignment Agreement”), in the form attached hereto as Exhibit 6.2 (ii) and (iii) a trademark assignment agreement (the “Trademark Assignment Agreement”), in the form attached hereto as Exhibit 6.2 (iii).

6.3 On the Closing Date, Seller shall make available to Buyer for Buyer’s possession the Purchased Assets, provided, however, that the expenses of retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Buyer.

7.	Conditions to Closing.

7.1 Conditions to Buyer’s Obligations. Buyer’ obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

a. All representations and warranties of Seller in Section 8.1 are accurate in all material respects as of the Closing Date.

b. Seller has delivered, or stands ready to deliver, the counterparts of the documents described in Section 6.2 signed by the Seller.

c. Seller has delivered to Buyer, at least one (1) business day prior to the Closing Date, a full and complete copy of the UCC search obtained by Seller pursuant to Section 8.1(c) below.

7.2 Conditions to Seller’s Obligations. Seller’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

a. All representations and warranties of Buyer in Section 8.2 are accurate in all material respects as of the Closing Date.

b. Buyer has delivered the Closing Payment.

c. Buyer has delivered, or stands ready to deliver, the counterparts of the documents described in Section 6.2 signed by the Buyer.

8.	Representations and Warranties.

8.1 Seller’s Representations and Warranties. Except as to Seller’s representations and warranties provided below, the Purchased Assets are being sold “as is” and “where is” with no express or implied representation and warranties of any kind, nature, or type whatsoever from, or on behalf of Seller except that:

a. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.

b. Seller warrants and represents that it has not made, and is not subject to, any other judgment, order, agreement, contract, or arrangement of any kind with any other party with respect to the Purchased Assets which would in any way prevent the consummation of the transactions contemplated by this Agreement, or give rise against Buyer, or either one of them, to any claim, demand, cause of action, or liability as a result of the execution or consummation of this Agreement; and

c. All rights, title and interests of Seller with regard to the ownership and possession of the Purchased Assets are rights, title and interests held as assignee pursuant to the General Assignment made by Assignor. Pursuant to this Agreement, Seller sells, assigns, and transfers all of its rights, title and interests in and to the Purchased Assets to Buyer. To the best of Seller’s knowledge and belief after reasonable inquiry, including, without limitation, competent assessment of a UCC search in Assignor’s state of incorporation, Seller, as Assignee, has good and marketable title to all of the Purchased Assets. Seller sells, assigns, transfers and conveys the Purchased Assets to Buyer “as is” and “where is”, with no representations or warranties as to merchantability, fitness or use, and the Purchased Assets shall be subject to the Encumbrances.

8.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, as follows:

a. Buyer (i) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite corporate power and authority to execute, deliver, and perform the transactions contemplated hereby.

b. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the power of Buyer and have been duly authorized by all necessary actions on the part of Buyer. The execution of this Agreement by Buyer constitutes, or will constitute, a legal valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ right generally and general principles of equity.

c. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Buyer (or any of its properties) is required for (i) Buyer’s execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (ii) the consummation by Buyer of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable) and is still in full force and effect.

d. No person or entity acting on behalf of Buyer or any of its affiliates or under the authority of any of them is or will be entitled to any “brokers” or “finders” fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its affiliates in connection with any of the transactions contemplated by this Agreement.

9.	Buyer to Pay any Sales Tax.

9.1 Buyer agrees to promptly pay all sales, transfer, use or other taxes, duties, claims or charges imposed on and/or related to the sale of the Purchased Assets under this Agreement by any tax authority or other governmental agency and to defend, indemnify and hold Seller harmless from and against any such taxes, duties, claims, or charges for payment thereof by any tax authority or other governmental agency.

10.	Further Assurances.

10.1 The Parties hereto agree to assist one another in good faith with respect to the transition of the Purchased Assets to Buyer.

10.2 The Parties hereto agree that the portion of the Purchase Price that is being paid directly to Active Mind Technology Limited (the Irish subsidiary of Active Mind Technology, Inc.) as set forth in Exhibit 4.1 shall be used to pay the outstanding wage obligations owed to the Irish employees and that the Parties will assist one another in good faith to make sure those payments occur.

11.	AS-IS Sale; Warranty Disclaimer.

11.1 EXCEPT AS SET FORTH HEREIN, THE PURCHASED ASSETS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

11.2 BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASED ASSETS TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

11.3 BUYER ACKNOWLEDGES TO SELLER THAT BUYER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. BUYER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT BUYER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. BUYER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

11.4 BUYER ACKNOWLEDGES THAT SOME ASSETS DESCRIBED IN EXHIBIT B MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNOR OR OTHERWISE ACQUIRED BY ASSIGNOR. BUYER UNDERSTANDS THAT SELLER IS UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO, OWNED OR OTHERWISE RESTRICTED BY A THIRD- PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. BUYER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE PURCHASED ASSETS TRANSFERRED HEREBY AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SAID ASSETS.

12.	Limitation of Liability.

12.l. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, SELLER SHALL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY AMOUNTS OTHER THAN THE RETURN OF THE DEPOSIT IN ACCORDANCE WITH SECTION 13, (II) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA, (III) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (IV) FOR ANY MATTER BEYOND SELLER’S REASONABLE CONTROL.

13.	Termination of Agreement.

13.1 Termination. This Agreement may be terminated: (i) by mutual written consent of Seller and Buyer; (ii) by Seller if Buyer does not pay the Purchase Price to Seller in the time and manner required by Section 4 hereof or otherwise does not comply with this Agreement; (iii) by Buyer if Seller fails to provide Seller’s deliveries specified in Section 6.2, and (iv) upon closing of the Transaction involving the Purchased Assets with a third party other than Buyer.

13.2 Specific Performance. If Buyer fails to complete the purchase contemplated in this Agreement because Buyer fails to comply with this Agreement, Seller shall have the option, but not the requirement, to bring an action for specific performance and thereby require performance in full of this Agreement.

13.3 Buyer’s Remedies. In the event the Agreement is terminated pursuant to Section 13.1(iii) as a result of Seller’s failure to provide the deliveries specified in Section 6.2 or Section 13.1(iv), Buyer shall not be entitled to any punitive damages.

14.	Notices.

14.1 Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally, or mailed by first-class U.S. mail, postage prepaid to the respective addresses of the parties as set below (or such other address as a party may designate by ten (10) days written notice) on the parties as set forth below

To Buyer:	Game Your Game, Inc.
Attn:	Milla Manniche
Address:	25475 Rodeo Circle

Laguna Hills, CA 92653

E-Mail:	milla@gameyourgame.com

With a copy to:	Jackson Tidus
Attn:	James Shnell
Address:	2030 Main Street, 12th Floor

Irvine, CA 92614

E-Mail:	jshnell@jacksontidus.law

To the Seller:	Active Mind (ABC), LLC
Attn:	Michael Hogan
Address:	2735 Sand Hill Road, Suite 205

Menlo Park, CA 94025

Email:	mhogan@thebrennergroup.com

With a copy to:	Dorsey Whitney, LLP
Attn:	Stephen O’Neill
Address:	305 Lytton Avenue

Palo Alto, CA 94301

E-Mail:	oneill.stephen@dorsey.com

15.	Non-Waiver.

15.1 No failure to exercise, and no delay in exercising, on the part of any party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.

16.	Severability.

16.1 If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

17.	Choice of Law.

17.1 This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of law provisions thereof.

18.	Attorney’s Fees and Expenses.

18.1 Except as provided in the next sentence, Buyer and Seller shall each bear their own expenses incurred in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, if any party breaches this Agreement, the breaching party shall be responsible for the costs and expenses, including reasonable attorneys’ fees, incurred by the other parties in enforcing this Agreement against such breaching party.

19.	Modifications in Writing.

19.1 Any waivers or amendments of this Agreement or any provision hereof shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

20.	Waiver of Jury Trial.

20.1 SELLER AND BUYER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY. OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

21.	Submission to Jurisdiction and Selection of Forum.

21.1 EACH PARTY HERETO (A) AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN (I) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING, (II) IN AN APPROPRIATE STATE COURT LOCATED IN THE COUNTY OF SANTA CLARA (HEREAFTER REFERRED TO AS THE “CHOSEN COURT’’) AND (B) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (C) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (D) WAIVES ANY ARGUMENT THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY THERETO, AND (E) AGREES THAT SERVICE OR PROCESS UPON ANY PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 14 OF THIS AGREEMENT.

22.	Complete Agreement.

22.1 All parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties with regard to its subject matter, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

23.	Counterparts/Facsimile Signature.

23.1 This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument. This Agreement may be executed by .PDF or facsimile signature, and any such .PDF or facsimile signature shall be deemed to be an original signature.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

BUYER:

GAME YOUR GAME, INC., a Delaware corporation

By:	/s/ Martin Manniche
Name:	MARTIN MANNICHE
Title :	Co FOUNDER/DIRECTOR

SELLER:

ACTIVE MIND (ABC) LLC, a California limited liability company, in its sole and limited capacity as Assignee for the Benefit of Creditors of Active Mind Technology, Inc.

By:
Name:
Title:	Manager

EXHIBIT A

TO ASSET PURCHASE AGREEMENT

GENERAL ASSIGNMENT

Attached

Exhibit A – General Assignment

GENERAL ASSIGNMENT

This General Assignment (“Assignment”) is made this 13th day of December, 2016 by and between Active Mind Technology, Inc., a Delaware corporation (“Assignor”) and Active Mind (ABC) LLC, a California limited liability company (“Assignee”), with reference to the following:

RECITALS

A. Assignor has its principal place of business at 653 Bryant Street, San Francisco, CA 94107 and its federal tax identification number is 99-0363892.

B. Assignor is indebted to diverse creditors and is desirous of providing for payment of those creditors by making a general assignment of all of Assignor’s assets for that purpose;

C. Assignee has its principal place of business in Menlo Park, California; and

D. This General Assignment has been approved by Assignor’s Board of Directors and by the requisite vote of stockholders and shall not be effective until accepted by Assignee.

AGREEMENT

NOW, THEREFORE, Assignor, for valuable consideration, receipt of which is hereby acknowledged, does hereby make the following general assignment for the benefit of Assignor’s creditors to Assignee under the following terms and conditions, all of which terms and conditions are agreed to by Assignor and Assignee:

1. Assignment of Assets. Subject to Sections 1.1 and 1.2, Assignor does hereby grant, assign, bargain, sell and transfer to Assignee, its successors and assigns, in trust, for the benefit of all the Assignor’s creditors generally, all of the property and assets of Assignor of every kind and nature wherever situated, whether in possession, reversion, remainder or expectancy, both real and personal, and any interest or equity therein not exempt from the enforcement of a money judgment, including, without limitation, all inventory, merchandise, goods, furniture, fixtures, machinery, equipment, raw materials, work in process, accounts, general intangibles, intellectual property, deposits, books, records, fixtures, cash on hand, bank accounts, tax refunds, all choses in action, insurance policies and refunds and all other property of every kind and nature owned by Assignor, or in which Assignor has an interest (the “Assignment Estate”).

1.1 Lease Exclusion. Leases and leasehold interests in real property are not included in the Assignment Estate; provided, that, if the Assignee determines that such excluded lease or leasehold interest may be assigned and also that the same has realizable value for Assignor’s creditors, then such excluded lease or leasehold interest shall be deemed to be included in the Assignment Estate and Assignor shall, upon demand of Assignee, assign and transfer such lease or leasehold interest to Assignee, or its nominee, for administration under the terms of this Assignment.

1.2 Employee Benefit Plan Exclusion. Employee benefit plans (which includes any related employee trust fund), including, without limitation, any ERISA- qualified plan or other similar employee plan, are not included in the Assignment Estate. Assignee shall not be or deemed to be an administrator under any such employee benefit plan nor shall Assignee have any role in, or responsibility for, the termination of any employee benefit plan of Assignor and/or its employees.

2. Real Property Grant Deed. This Assignment constitutes a grant deed to all real property owned by Assignor (except for real property leases and leasehold interests which are expressly excepted from the Assignment Estate as provided in Section 1.1 above), whether or not the Assignor’s real property is specifically described in this Assignment. Assignor hereby appoints Assignee as its attorney-in-fact for any and all matters concerning real property it owns and operates, including, but not limited to, marketing, sale, transfer or other disposition of its real property. Upon disposition of the real property, net proceeds, if any, shall immediately vest in the assignment estate as if it was personal property.

3. Delivery of Documents, Endorsements and Mail Delivery. Assignor agrees to deliver to Assignee all books of account and records of Assignee, to execute and deliver all additional necessary documents reasonably requested by Assignee, and to endorse all indicia of ownership as reasonably requested by Assignee, in order to complete the transfer of all assets to Assignee as intended by this Assignment, including, but not limited to, all of Assignor’s real and personal property and/or Assignor’s interest therein, including, mortgages, deeds of trust, motor vehicles, trademarks, copyrights and patent rights (but excluding real property leases and leasehold interests which are expressly excepted from the Assignment Estate as provided in Section 1.1 above). Neither Assignor, nor its agents, shall execute any documents on behalf of Assignor without prior written approval of Assignee. Assignee is hereby authorized to execute all endorsements and demands requiring Assignor’s signature, in the name of Assignor, including endorsements on checks, bank accounts, deposit accounts, and stock certificates, payable to, or standing in the name of Assignor. Assignor further authorizes Assignee to apply for any deposits, refunds (including specifically, among others, claims for refund of taxes paid or unearned insurance premiums) or claims wherever necessary, in the name of Assignor. Assignee is authorized to direct all Assignor’s mail to be delivered to Assignee, and Assignee is expressly authorized and directed to open said mail as agent of Assignor, and to do anything or act which Assignee in its sole and arbitrary discretion deems necessary or advisable in any case to effectuate the purposes of this Assignment.

4. Nature of Assignment. This instrument transfers legal title and possession of all of Assignor’s assets in the Assignment Estate; provided, that this Assignment constitutes a transfer of only those assets that can be transferred legally and does not constitute a transfer of property that it is illegal to transfer. Assignee, in its sole discretion, may determine whether to continue all or a part of the business operations of Assignor or to liquidate Assignor’s assets.

5. Disposition of Assets. Assignee, in its discretion, may sell and dispose of Assignor’s assets upon such terms and conditions as it may see fit, at public or private sale, or otherwise. Assignee shall not be personally liable in any manner in connection with the performance of its duties and obligations hereunder except in the event of its gross negligence, willful misconduct or violation of law. Assignee’s obligations hereunder shall be in a representative capacity only as an Assignee for the general benefit of Assignor’s creditors. Assignee shall administer this estate to the best of its ability and it is expressly understood that Assignee, and its agents, servants or employees, shall be liable only for reasonable care and diligence in the administration of the Assignment Estate. Assignee shall not be liable for any act or thing done by Assignee, its agents, servants, or employees in good faith in connection herewith. Assignee is not liable or responsible for any obligations of any nature whatsoever incurred at any time by Assignor, whether before or after the date of this Assignment. Assignee acknowledges and agrees that all of Assignee’s actions in respect of Assignor’s assets, property, rights and business shall be in furtherance of its duties as set forth herein.

6. Compensation of Assignee. From the proceeds of sales, collections, operations or other sources, Assignee shall pay itself and reimburse all of its charges and expenses, together with a remuneration and fee pursuant to that certain Compensation Agreement between the Assignor and the Assignee. Assignee shall also pay from the proceeds reasonable remuneration to its agents and, its attorneys and may pay a reasonable fee to Assignor’s attorneys and other professionals for services related to the Assignment. Assignee may also pay from the proceeds resulting from the sale, disposition or other liquidation of Assignor’s assets, the costs and expenses incurred by any creditor who may have levied an attachment or other lien on any assets of the Assignor. All of the aforementioned amounts are to be determined at Assignee’s reasonable discretion and judgment.

7. Powers and Duties of Assignee. Assignee may compromise claims, complete or reject Assignor’s executory contracts, and discharge, at its option, any liens on the assets covered by this Assignment and any indebtedness that, under law, is entitled to priority of payment. Assignee shall have the power to open bank accounts in the name of Assignee or its nominees and deposit assigned assets or proceeds thereof in such bank accounts and draw checks thereon, borrow money, hypothecate and pledge the assets, and to do all matters and things that Assignor could have done prior to this Assignment. Assignee shall have the power to employ auctioneers, attorneys, accountants and any other additional personnel to whatever extent may be necessary to administer the Assignment Estate and to assist in the preparation and filing of any and all state, county, local or Federal tax returns as required. Any act or thing done by Assignee hereunder shall bind the Assignment Estate and Assignee only in its capacity as Assignee for the benefit of creditors. Assignee shall have the right to sue as the successor of Assignor or Assignee is hereby given the right and power to institute and prosecute legal proceedings in the name of Assignor, the same as if the Assignor itself had instituted and prosecuted such proceedings or actions. Assignee is hereby authorized and has the right to defend all actions instituted against the Assignor and to appear on behalf of the Assignor in all proceedings (legal or otherwise) in which Assignor is a party. Assignor does hereby appoint Assignee as Assignor’s attorney-in-fact, with full power to act for and in the place of Assignor in such actions or proceedings or in any other matters, including the right to verify, on behalf of Assignor, and with respect to all documents of any nature whatsoever, including all pleadings which are part of any legal proceedings. Assignor does hereby grant to Assignee the right to act for, and in the place of, Assignor in any type of proceeding under title 11 of the United States Code, Sections 101 et seq. (the “Bankruptcy Code”), including the right to defend any petitions or actions filed against Assignor under the Bankruptcy Code.

8. Assignor’s Duties as to Non-Assignable Tax or Other Refund Claims. Assignor agrees, to the extent that any tax or other refund claim is not assignable, to make any and all claims for refund of taxes or any other money due from any governmental agency for tax refunds, or otherwise, and to forthwith upon receipt of any such refunds, pay them over to Assignee, and hereby empowers Assignee, as attorney-in-fact of Assignor, to make all claims for refunds which may be made by an attorney-in-fact.

9. Distributions. Assignee shall apply the net proceeds arising from or related to the liquidation of the Assignment Estate in the following priority as to amounts only and not time of distributions as follows:

A.	First, to deduct all sums which Assignee may at its option pay for the discharge of any lien on any of said property and any indebtedness which under law is entitled to priority of payment and to reimburse Assignee as to all costs advanced by the Assignee or any third party for the preservation of the Assignment Estate’s assets, including the maintenance and insurance of said assets and the expenses of any operation.

B.	Second, all reasonable costs and expenses incidental to the administration of the Assignment Estate, including the payment of the remuneration and fee to the Assignee as set forth above and the payment of attorneys for the Assignee, accountants to the Assignee, attorneys to the Assignor for services related to the making and administration of the general assignment and any other professionals the Assignee deems necessary to properly administer the Assignment Estate.

C.	Third, all Federal taxes of any nature whatsoever owing as of the date of this Assignment, or such claim of any Federal governmental agency as defined under 31 U.S.C. §3713, including but not limited to, Federal withholding taxes, Federal unemployment taxes and any other Federal income, excise, property and employment taxes.

D.	Fourth, all monies due employees of Assignor entitled to priority as defined under California Code of Civil Procedure §1204 and §1204.5 up to the statutory maximum.

E.	Fifth, all state, county and municipality taxes of any nature whatsoever owing as of the date of this Assignment, including but not limited to employment, property and income taxes.

F.	Sixth, with the exception of those classes set forth above, all distributions to other creditors shall be, within each class, pro rata in accordance with the terms of each creditor’s indebtedness, until all such debts are paid in full. The Assignee may, but is not required to, make interim distributions whenever the Assignee has accumulated sufficient funds to enable it to make a reasonable distribution.

G.	Seventh, any monies unclaimed by creditors 90 days after the final distribution to unsecured creditors, if any, or the termination of the administration of the Assignment Estate by the Assignee, shall be re-distributed, pro rata, to all known unsecured creditors, being those creditors who cashed their respective dividend checks from the Assignment Estate, provided any such distribution exceeds One Thousand Dollars ($2,500).

10. Right to Withhold Payment of Contested Claims. In the event that Assignee contests the validity of a Claim1 falling within any of the classifications set forth in Section 9 above, the Assignee may withhold the pro rata distribution (whether interim or final) to which the holder of such contested Claim would otherwise be entitled to receive until the allowance of the contested claim is determined by a Court of competent jurisdiction or by agreement with the Assignee.

11. Definition of Transaction. It is agreed and understood that this Assignment is a general assignment for the benefit of all of Assignor’s creditors; and that this is a “general assignment for the benefit of creditors,” as set forth in, and defined in the California Code of Civil Procedure, Section 493.010, and all other laws of the State of California pertaining thereto. This general assignment for the benefit of creditors (s) (a) does constitute an assignment to Assignee of all assets of Assignor which are transferable and not exempt from enforcement of a money judgment; (b) is an assignment for the benefit of all of the creditors of the Assignor; and (c) does not create a preference of one creditor or class of creditors over any other creditor or class of creditors.

12. Limitation of Liability. Assignor acknowledges that Assignee is acting solely as Assignee in connection with this Assignment and not in its personal capacity. As a result, Assignor expressly agrees that Assignee, its members, officers and agents shall not be subject to any personal liability whatsoever to any person in connection with the affairs of this Assignment, except for its own misconduct knowingly and intentionally committed in bad faith, by gross negligence or in violation of law. No provision of this Agreement shall be construed to relieve the Assignee from liability for its own misconduct knowingly and intentionally committed in bad faith, by gross negligence or violation of law except that:

[1]	The term “Claim” for the purposes of this agreement shall mean a right to payment as defined in Section 101(5) of the Bankruptcy Code and the federal case law construing that statute.

The Assignee shall not be required to perform any duties or obligations except for the performance of such duties and obligations as are specifically set forth in this Assignment, and no implied covenants or obligations shall be read into this Assignment against the Assignee. In the absence of bad faith on the part of the Assignee, the Assignee may conclusively rely, as to the truth, accuracy and completeness thereof, on the statements and certificates or opinions furnished to the Assignee by the Assignor and conforming to the requirements of this Assignment. The Assignee shall not be liable for any error of judgment made in good faith. The Assignee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with a written opinion of legal counsel addressed to the Assignee.

In connection with the foregoing, the Assignment Estate shall defend, indemnify and hold the Assignee and its past and present officers, members, managers, directors, employees, counsel, agents, attorneys, parent, subsidiaries, affiliates, successors and assigns, including without limitation The Brenner Group, LLC (collectively, the “Assignment Estate Indemnified Persons”) harmless from and against any and all Indemnified Claims (defined below); provided,  however, that the Assignment Estate shall have no obligation hereunder to any Assignment Estate Indemnified Person with respect to any Indemnified Claims to the extent resulting from the willful misconduct, gross negligence or violation of law of any Assignment Estate Indemnified Person.

The foregoing indemnification provisions shall survive any termination of this Assignment or the transactions contemplated hereby.

For purposes hereof, “Indemnified Claims” means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, any Assignment Estate Indemnified Person or Assignee Indemnified Person, as applicable, at any time and from time to time, because of, resulting from, in connection with, or arising out of this Assignment, the transactions contemplated hereby, including but not limited to economic loss, property damage, personal injury or death in connection with, or occurring on or in the vicinity of, any assets of the Assignment Estate through any cause whatsoever, any act performed or omitted to be performed under this Assignment, the transactions contemplated hereby, or any breach by Assignor or Assignee, as applicable, of any representation, warranty, covenant, agreement or condition contained herein.

13. Entire Agreement. This Assignment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

14. Headings. The headings used in this Assignment have been inserted for convenience of reference only and do not define or limit the provisions hereof.

15. Invalid Provisions. If any provision of this Assignment is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Assignment will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Assignment will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Assignment will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

17. Counterparts. This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Active Mind Technology, Inc., a Delaware corporation, Assignor

By:
Name:
Its:	CEO

Accepted by Assignee on December 13, 2016 at 2:00 pm PT.

Active Mind (ABC), LLC, a California limited liability company, Assignee

By:	/s/ Andries Verschelden
Name:	Andries Verschelden
Its:	Manager

EXHIBIT 1.1

TO ASSET PURCHASE AGREEMENT

PURCHASED ASSETS

INTELLECTUAL PROPERTY

All of Seller’s right, title and interest, and all of the benefits and privileges, in and to the inventions and discoveries and other intellectual property set forth below, including, without limitation, all related letters patent, applications for letters patent, or similar forms of protection of the United States of America, and all other applications for letters patent on said inventions and discoveries in whatsoever countries, including all divisional, renewal, substitute, continuation and convention applications, based in whole or in part upon said intellectual property, inventions or discoveries, or upon said applications, and any and all reissues and extensions of letters patent or similar forms of protection granted for said intellectual property, inventions and discoveries or upon said applications, and every priority right that is or may be predicated upon or arise from said intellectual property, inventions, discoveries, applications and letters patent:

COPYRIGHTS/TRADE SECRETS

All copyrights and trade secrets of the Assignor.

SOFTWARE

The Company uses third party software for development purposes and for its applications, none of which has been publicly distributed, as follows:

Note: Open Source Software is marked with an asterisk (*). None of the open source software licenses used in connection with the Company’s products or services materially restricts the ability of the Company to protect its proprietary interests in any such product or service or in an any manner that requires, or purports to require (a) any intellectual property of the Company (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works or (b) any restriction on the consideration to be charged for the distribution of any intellectual property of the Company or its subsidiaries.

Development Tools

Adobe Flash Builder: http://www.adobe.com/products/eulas/pdfs/Gen_WWCombined-20110105_1512.pdf

* Android Studio: https://developer.android.com/studio/terms.html

Apple developer agreement: http://adcdownload.apple.com/Documentation/License_Agreements_Apple_Developer_Program/Apple_Developer _Program_Agreement_20150909.pdf

Basecamp: http://basecamp.com/terms

Fabric (Answers & Crashlytics): https://fabric.io/terms

* Fastlane: https://github.com/fastlane/fastlane/blob/master/LICENSE

Github: https://help.github.com/articles/github-terms-of-service

Jira/Confluence: http://www.atlassian.com/end-user-agreement/

Exhibit 1.1

Navicat Entreprise for PostgresSQL: http://www. navicat.com/manual//online_manual/en/navicat/win_manual/LicenseAgree.html

* pgAdmin: https://www.pgadmin.org/licence.php

* Protractor: http://www.protractortest.org/#/

* Selenium: http://www.seleniumhq.org/

Infrastructure

* Apache: http://www.apache.org/licenses/

AWS: http://aws.amazon.com/agreement/

* Bower: https://github.com/bower/bower/blob/master/LICENSE

* Chef: https://github.com/opscode/chef/blob/master/LICENSE

* Grunt: https://github.com/gruntjs/gruntjs.com/blob/master/LICENSE

* NodeJS: https://raw.githubusercontent.com/joyent/node/v0.l0.28/LICENSE

* Opbeat: https://github.com/opbeat/opbeat-js/blob/master/LICENSE

PIngDom: https://www.pingdom.com/termsofservice/

* RabbitMQ: http://www.rabbitmq.com/mpl.html

* Redash: https://github.com/getredash/redash/blob/master/LICENSE

* Redis: http://redis.io/topics/license

* Ruby: http://www.ruby-lang.org/en/about/license.txt

* SASS: http://sass-lang.com/documentation/file.MIT-LICENSE.html

SendGrid: http://sendgrid.com/tos.html

* Ubuntu: http://www.ubuntu.com/legal/terms-and-policies/intellectual-property-policy

Hosted Software

Amazon file access: http://aws.amazon.com/apache2.0

* AngularJS: Website

Bing Maps: Website

* ElasticSearch: https://github.com/elastic/elasticsearch

Google Maps: https://developers.google.com/maps/terms

* Hibernate: http://www.hibernate.org/license

Java: http://www.oracle.com/technetwork/java/javase/terms/license/index.html (note that the Oracle distribution of Java that we use is free but not open source)

* OpenLayers: Website

* PHP: http://www.php.net/license/3_01.txt

* PostGIS: http://www.postgis.org/ pointing to (http://opensource.org/licenses/gpl-2.0.php)

* PostGRES: http://www.postgresql.org/about/licence/

* Python: http://docs.python.org/2/license.html

Twitter API: https://dev.twitter.com/terms/api-terms (not code, but an agreement covering the use of their API)

All of the 3rd party open source Java libraries are either GPL or LGPL

Various JavaScript libraries, mostly MIT or BSD -licenced open source code ( * angularjs (MIT), * d3.js (BSD))

* Yii: http://www.yiiframework.com/license/

Deployed Software

Adobe AIR: http://www.adobe.com/products/eulas/pdfs/PlatformClients_PC_WWEULA-MULTI-20110809_1357.pdf

* Android Calendar Card: website

* Android Maps Extensions: Website

* Android Universal Image Loader 1.9.4: Website

* Boost Geometry Library: License

Branch 1.10.5: Website

Exhibit 1.1

Crashlytics 2.5.3: License

Crashlytics NDK 1.1.2: License

* Cropper 1.0.1: Website

* Core Plot framework: Website & License

* GNU libstdc++: License

* Crouton 1.8.5: https://github.com/keyboardsurfer/Crouton

* GlowPadBackport: Website

Google Analytics SDK: Website & ToS

* Google Gson 2.3: Website

* Facebook SDK for Android: https://github.com/facebook/facebook-android-sdk/blob/master/LICENSE.txt

* Facebook SDK for iOS: https://github.com/facebook/facebook-ios-sdk/blob/master/LICENSE

* FormatterKit: Website & License

* Joda Time 2.4: http://www.joda.org/joda-time/

* JSON Library: Website

* Leakcanary 1.3.1: Website

* Nine Old Androids 2.4.0: Website

* PDKeychainBindings: Website & License

* Pebble Kit 3.0.0: Website

* PulltorefreshLibrary: https://github.com/huizai06l3/handmarkPulltorefreshLibrary

* ShowcaseView: Website

* SmoothProgressBar: Website

* TTTAttributedLabel: Website & License

* Twitter4J 4.0.4: Website

* Twitter-OAuth-iPhone: Website

* MGTwitterEngine: Website & License

* Google OAuth library for iOS: Website & MIT License

* UIImage categories: Website & License

* Volley 1.0.19: Website

PATENTS – All issued patents and patent applications, including, but not limited to, those listed in Exhibit 6.2 (ii) held by the Assignor or any rights of the Assignor through the Assignor’s ownership of the subsidiaries and herein acquired through the purchase of the Subsidiary Shares listed below.

TRADEMARKS – All issued trademarks and trademark applications, including, but not limited to, those listed in Exhibit 6.2 (iii) held by the Assignor or any rights of the Assignor through the Assignor’s ownership of the subsidiaries and herein acquired through the purchase of the Subsidiary Shares listed below.

DOMAIN NAMES – All domains, URLs and registrations, and all content for the corresponding websites, including, but not limited to the following:

Domain	Expires
* gameyourgolf.com	2/6/2017
* getgamegolf.com	3/29/2017
* activemindtechnology.biz	8/3/2017
* activemindtechnology.co	8/3/2017
* activemindtechnology.us	8/3/2017
* activemindtechnology.com	8/4/2017
* activemindtechnology.mobi	8/4/2017

Exhibit 1.1

* activemindtechnology.net	8/4/2017
* activemindtechnology.org	8/4/2017
* gamegolftracker.com	6/3/2018
* gmglf.co	7/7/2018
* gamegolfcn.com	7/15/2018
* activemindtech.co	11/21/2018
* activemindtech.com	11/21/2018
* activemindtech.net	11/22/2018
* activemindtech.org	11/22/2018
* gyggolf.com	12/2/2018
* thegamegolf.com	12/2/2018
* smartclubtechnology.com	3/26/2019
* gamegolf.com	12/22/2022
* gameyourgame.com	11/17/2023

SUBSIDIARY SHARES – 100% interest in the wholly owned subsidiary of Active Mind Technology, Inc. located in Ireland, Active Mind Technology Limited, including all rights and interests associated with such holdings. The interests of Active Mind Technology Limited includes a 100% interest Active Mind Technology R&D Limited. This latter company is the registered owner of the Patents as set out in Exhibit 6.2 (ii) below.

ACCOUNTS RECEIVABLE – All accounts receivable from Active Mind Technology Inc.’s trade customers as of the Closing Date. To the extent that monies are received by the Seller following the closing Date in settlement of accounts owing at the Closing Date, the Seller will collect the funds on behalf of the Buyer and transfer same to the Buyer within 5 days of clearing.

INVENTORY – All inventory, including raw, work in process, finished goods and spare parts, as of the Closing Date which the Seller has in its possession or which the Buyer or Seller can otherwise obtain from third parties through commercially reasonable efforts at no cost to Seller including, without limitation the inventory located at Active Mind Technology, Inc.’s warehouse facilities and storage units, at the following locations:

Rush Order	Digital River Inc.
6600 Silacci Way.	10380 Bren Road West
Gilroy, CA 95020	Minnetonka, MN, 55343.

Premier Warehousing	Digital River
1172 Erie Street	Unit 3, Windbrush Park Road
Stratford, ON,	Witney
Canada N4Z 1A2	Oxfordshire, UK, OX29 7EZ

EQUIPMENT – All owned office equipment which the Seller has in its possession or which the Buyer or Seller can otherwise obtain from third parties through commercially reasonable efforts at no cost to Seller including, but not limited to Purchased Assets located in the Active Mind Technology, Inc.’s facility at 653 Bryant St., San Francisco, CA 94107, including:

●	Servers and networking equipment

Exhibit 1.1

●	Laptops (Macbook and Thinkpad)

●	Monitors

●	Cell Phones (iPhone and Samsung)

●	Test equipment and equipment associated with the manufacture of the Active Mind Technology’s product located at Sunlight Manufacturing Co, Ltd, New Asia Industrial City, Dongguan, 523710, China and BriteLab, 6341 San Ignacio Ave, San Jose, CA 95199

FURNITURE AND RELATED – All owned office furniture and related fixed assets which the Seller has in its possession or which the Buyer or Seller can otherwise obtain from third parties through commercially reasonable efforts at no cost to Seller including, but not limited to Purchased Assets located in the Active Mind Technology, Inc.’s facility at 653 Bryant St., San Francisco, CA 94107, including:

●	Desks

●	Chairs

●	Other Furniture

●	Office Supplies

OTHER INTANGIBLE ASSETS

Notwithstanding anything to the contrary, Purchased Assets include all Intellectual Property and Intellectual Property Rights and Technology owned or developed by Seller (or assigned to Seller) or otherwise relating to the Active Mind Technology, Inc. business and products which the Seller has in its possession or which the Buyer or Seller can otherwise obtain from third parties through commercially reasonable efforts.

BOOKS AND RECORDS

All books and records related to the Purchased Assets including all files and data stored on media owned or leased by Active Mind Technology, Inc., or in cloud-based storage.

OTHER

All customer lists, mailing lists, advertising materials, sales and promotional materials, supplier lists, distribution lists, business plans, cost and pricing information, and similar materials and information.

Exhibit 1.1

EXHIBIT 4.1

TO ASSET PURCHASE AGREEMENT

PURCHASE PRICE DISTRIBUTION SCHEDULE

PAYEE/WIRE INSTRUCTIONS	AMOUNT
ACTIVE MIND (ABC), LLC Bank: California Bank of Commerce 3595 Mt. Diablo Blvd, Second Floor Lafayette, CA 94549 Account Name: The Brenner Group, LLC ABA Routing No. 121144696 Account No. 1051846	$455.512.78
SILICON VALLEY BANK Bank: Silicon Valley Bank Account Name: Silicon Valley Bank ABA Routing No. 121140399 Account No. 1130560 Reference: Active Mind Technology Payoff	$121,034.00
HYDRA VENTURES B.V. Bank: Deutsche Bank AG, De Entree 99 - 197, Amsterdam, NL Account Name: Hydra Ventures BV Account Address: Hoogoorddreef 9A, Amsterdam, The Netherlands !BAN: NL96DEUT0265172799 SWIFT: DEUT NL2A	$50,000.00
MIDDLEFIELD VENTURES, INC. Bank: Citibank New York Account Name: Middlefield Ventures, Inc. ABA Routing No. 021000089 Account No. 40585445	$50,000.00
ACTIVE MIND TECHNOLOGY LIMITED	$146,698.61
IIBC, GMIT, Dublin Road, Galway, Ireland Bank: Bank of Ireland, Industrial Estate, Galway, Ireland !BAN: IE l 6BOFI904042931 l 5244 Account No. 93115244 SWIFT: BOFIIE2D
TRINET NOVEMBER PAYROLL (PAID December 6, 2016): $32,279.61 AMAZON WEB SERVICES (PAID November 2016): $14,925	$47,204.61

Exhibit 4.1

EXHIBIT 6.2 (i)

TO ASSET PURCHASE AGREEMENT

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE AGREEMENT (the “Agreement”) is made as of December 13, 2016, by and between Active Mind (ABC), a California limited liability company (“Seller”), as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation, and Game Your Game, Inc., a Delaware Corporation_(“Buyer”). Seller and Buyer are parties to a certain Asset Purchase Agreement dated as of December 13, 2016 (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

1. Sale and Assignment of Purchased Assets. Pursuant to the Asset Purchase Agreement, Buyer has on the date hereof purchased the Purchased Assets from Seller. In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, assign, bargain, transfer, convey and deliver unto Buyer all of its right, title and interest in and to the Purchased Assets.

2. Cooperation. Buyer and Seller agree to cooperate with each other to execute and deliver such other documents and instruments and to do such further acts and things as may be reasonably requested by the other to evidence, document or carry out the sale of the Purchased Assets and the assumption of the Assumed Liabilities.

3. Effect of Agreement. Nothing in this Agreement shall, or shall be deemed to, modify or otherwise affect any provisions of the Asset Purchase Agreement or affect the rights of the parties under the Asset Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.

[REMAINDER OF PAGE LEFT BLANK]

Exhibit 6.2 (i)

IN WITNESS WHEREOF, Seller and Buyer have caused this Assignment and Bill of Sale Agreement to be executed on the date first written above.

SELLER:	BUYER:

Active Mind (ABC), LLC, a California limited liability company, as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation	Game Your Game, Inc., a Delaware Corporation

By:	By:	/s/ Martin Manniche
Name:	Name:	MARTIN MANNICHE
Title:	Title:	CO-FOUNDER, DIRECTOR

Exhibit 6.2 (i)

EXHIBIT 6.2 (ii)

TO ASSET PURCHASE AGREEMENT

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT is made effective as of December 13, 2016, by and between Active Mind (ABC), a California limited liability company (“Seller”), as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation, and Game Your Game, Inc., a Delaware Corporation (“Buyer”). Seller and Buyer are parties to a certain Asset Purchase Agreement dated as of December 13, 2016, (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to acquire from Seller, all of Seller’s rights, title and interest in all patents and patent applications owned by Seller, including those patents and patent applications identified in Schedule A attached herein (“Assigned Patents”); and

WHEREAS, the parties accordingly wish to execute this recordable instrument, assigning all of Seller’s right, title and interest in and to the Assigned Patents to Buyer;

NOW, THEREFORE, for valuable consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Seller hereby sells, assigns, transfers, and sets over to Buyer, and its lawful successors and assigns, the Seller’s entire right, title, and interest throughout the world in and to the Assigned Patents, together with all rights to the inventions described or claimed therein, and all divisions, continuations and continuations-in-part thereof, and all Letters Patent of the United States which may be granted thereon, and all reissues thereof, and all rights to claim priority therefrom, and all applications for Letters Patent which may hereafter be filed for this invention in any foreign country and all Letters Patent which may be granted on this invention in any foreign country, and all extensions, renewals, and reissues, thereof and Seller hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any foreign country whose duty it is to issue patents on applications as described above, to issue all Letters Patent for any invention disclosed and claimed in any Assigned Patent to Buyer, its successors and assigns, in accordance with the terms of this Patent Assignment Agreement.

2. Seller further assign to Buyer all rights to sue and recover for any past, present or future actions, causes of action and rights to recover damages or payments (including lost profits), for infringement or misappropriations of any Assigned Patent, as well as the right to take over and continue any and all existing suits related to any Assigned Patent.

3. This Patent Assignment Agreement is subject to the terms and conditions of the Asset Purchase Agreement and this Patent Assignment Agreement shall not be deemed to limit, enlarge or extinguish any obligation of Seller or Buyer under the Asset Purchase Agreement, all of which obligations shall survive the delivery of this Patent Assignment Agreement in accordance with the terms of the Asset Purchase Agreement, and that to the extent there is any conflict between this Patent Assignment Agreement and the terms and conditions of the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

4. This Patent Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE LEFT BLANK]

Exhibit 6.2 (ii)

SELLER:	BUYER:

Active Mind (ABC), LLC, a California limited liability company, as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation	Game Your Game, Inc., a Delaware Corporation

By:	By:	/s/ Martin Manniche
Name:	Name:	MARTIN MANNICHE
Title:	Title:	Co-FOUNDER,DIRECTOR

Exhibit 6.2 (ii)

Schedule A

To Patent Assignment Agreement

Assigned Patents

Exhibit 6.2 (ii)

EXHIBIT 6.2 (iii)

TO ASSET PURCHASE AGREEMENT

TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT is made effective as of December 13, 2016, by and between Active Mind (ABC), a California limited liability company (“Seller”), as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation, and Game Your Game, Inc., a Delaware Corporation (“Buyer”). Seller and Buyer are parties to a certain Asset Purchase Agreement dated as of December 13, 2016, (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to acquire from Seller, all of Seller’s rights, title and interest in and to the trademarks and/or service marks identified in Schedule A attached hereto (the “Marks”); and

WHEREAS, the parties accordingly wish to execute this recordable instrument, assigning all of Seller’s right, title and interest in and to the Marks to Buyer;

NOW, THEREFORE, for valuable consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Seller hereby assigns, transfers and conveys to Buyer all of its right, title and interest in and to the Marks, including without limitation any and all registrations, applications, and/or common law rights for the Marks throughout the world, together with all of the goodwill of Seller’s business symbolized by or associated with the Marks, and any and all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto including, without limitation, damages and payments for past, present or future infringements.

2. This Trademark Assignment is subject to the terms and conditions of the Asset Purchase Agreement and this Trademark Assignment shall not be deemed to limit, enlarge or extinguish any obligation of Seller or Buyer under the Asset Purchase Agreement, all of which obligations shall survive the delivery of this Trademark Assignment in accordance with the terms of the Asset Purchase Agreement, and that to the extent there is any conflict between this Trademark Assignment and the terms and conditions of the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

3. This Trademark Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 6.2 (iii)

SELLER:	BUYER:

Active Mind (ABC), LLC, a California limited liability company, as Assignee for the Benefit of Creditors of Active Mind Technology, Inc., a Delaware corporation	Game Your Game, Inc., a Delaware Corporation

By:	By:	/s/ Martin Manniche
Name:	Name:	MARTIN MANNICHE
Title:	Title:	Co-FOUNCRE-DIRECTOR

Exhibit 6.2 (iii)

Schedule A

To Trademark Assignment

Marks

The Company has filed six separate trademark applications with the United States Patent and Trademark Office (“USPTO”) for the Company’s “GAME” and “GAME GOLF” logos and “Game Your Game” and “GYG” word marks (Application Serial Nos. 85774204, 85774582, 85774551, 85774531, 85774503, and 85773495). Application Serial No.’s 85774551, 85774582 and 85774531 have been registered (Registration No.’s 4522824, 4522825 and 4522823). Notices of Allowance have been issued for the remaining three and are presently active and pending (Application No.’s 85774204, 85774503, and 85773495).

The Company has also filed trademark applications in Canada to register the Company’s “GAME” and “GAME GOLF” logos and “Game Your Game” and “GYG” word marks (Application Serial Nos. 1625595, 1625596, 1625665, and 1625666). Each of the foregoing applications are presently active and pending.

The Company has filed an International Application to register the Company’s “GAME” and “GAME GOLF” logos and, “Game Your Game” and “GYG” word marks (International Registration Nos. 1167843 for “GYG”, and 1163695 for “Game Your Game”, and 1184710 and 1183442 for “GAME” and “GAME GOLF” logos), each of which designate Australia, China (PRC), the European Union, Japan, and South Korea. Below is the status of the foregoing designations:

●	Australia:

o	A Grant of Protection has been issued for all of the applications, except for International Registration No. 1184710 for “GAME” logo. This application is presently active and pending.

●	China:

o	All applications are presently active and pending, except for International Registration No. 1167843 for “GYG”. This application is to be abandoned per James Wang’s instructions of 4/3/14.

●	European Union:

o	All applications are presently active and pending.

●	Japan:

o	Two applications are presently active and pending (International Registration No.’s 1184710 for “GAME” logo and 1183442 for “GAME GOLF” logo); one has been issued a Grant of Protection ( International Registration No. 1163695 for “GAME YOUR GAME” ) and one is to be abandoned (International Registration No. 1167843 for “GYG”).

●	South Korea:

o	All applications are presently active and pending, except for International Registration No. 1167843 for “GYG”. This application is to abandoned per instructions of 3/4/14.

Exhibit 6.2 (iii)